Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 615.244.6380 main P.O. Box 198966 615.244.6804 fax Nashville, TN 37219-8966 wallerlaw.com November 5, 2021 Healthcare Realty Trust Incorporated 3310 West End Avenue, Suite 700 Nashville, Tennessee 37203 Re: Healthcare Realty Trust Incorporated Ladies and Gentlemen: In our capacity as special securities counsel to Healthcare Realty Trust Incorporated, a Maryland corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333- 236396) filed by the Company under the Securities Act of 1933, as amended, and the related Prospectus dated February 12, 2020 (the “Prospectus”), as supplemented by the Prospectus Supplement dated November 5, 2021 (the “Prospectus Supplement”), relating to the offering of a number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), having an aggregate offering price of up to $750,000,000. In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Based upon the foregoing, we are of the opinion that the shares of Common Stock referred to in the Prospectus Supplement, to the extent actually issued and sold in the manner and on the terms described in (i) the various Equity Distribution Agreements, each dated August 6, 2021, each between the Company, on the one hand, and respectively Barclays Capital Inc. and Barclays Bank PLC, BMO Capital Markets Corp. and Bank of Montreal, Bank of America, N.A. and BofA Securities, Inc., Credit Agricole Securities (USA) Inc. and Crédit Agricole Corporate and Investment Bank, Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC and JPMorgan Chase Bank, National Association, Scotia Capital (USA) Inc. and The Bank of Nova Scotia, Truist Securities, Inc. and Truist Bank, and Wells Fargo Securities, LLC and Wells Fargo Bank, National Association, on the other hand, and that certain Equity Distribution Agreement, dated November 5, 2021, between the Company and BTIG, LLC; (ii) the various Master Forward Confirmations, each dated August 6, 2021, each between the Company, on the one hand, and respectively Barclays Bank PLC, Bank of Montreal, Bank of America, N.A., Crédit Agricole Corporate and Investment Bank, Goldman Sachs & Co. LLC, Jefferies LLC, JPMorgan Chase Bank, National Association, The Bank of Nova Scotia, Truist Bank and Wells Fargo Bank, National Association, as forward purchasers, on the other hand; (iii) the Prospectus; and (iv) the Prospectus Supplement, will be duly authorized and validly issued, fully paid and nonassessable shares of the Common Stock of the Company. The foregoing opinion is limited to matters arising under the Maryland General Corporation Law as in effect on the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus or the Prospectus Supplement under the provisions of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Very truly yours, /s/ Waller Lansden Dortch & Davis, LLP